Exhibit 10.3

AGREEMENT

THIS AGREEMENT MADE AND ENTERED INTO at Cleveland, Ohio this 20th day of July, 2005, by and between FOREST CITY ENTERPRISES, INC., an Ohio corporation, of Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio 44113-2267, hereinafter referred to as “Company”, and RONALD A. RATNER of 17300 Parkland Drive, Shaker Heights, Ohio, hereinafter referred to as “Employee”.

WHEREAS, the Company and the Employee desire to terminate the Employment Agreement dated August 28, 2002 and enter into a new Employment Agreement to be effective as of February 1, 2005, and

WHEREAS, the Compensation Committee of this Company has recommended a change in salary for the Employee to be effective as of February 1, 2005.

NOW, THEREFORE, it is agreed that:

1. That the Employment Agreement dated August 28, 2002 is hereby terminated as of February 1, 2005, and that the effective date of this Employment Agreement is February 1, 2005.

2. The Employee, in consideration of the promises and agreements of the Company herein contained, hereby promises to continue in the employ of the Company for a period of one (1) year from the date of February 1, 2005, as an Executive and Officer of the Company and to perform such duties as may be required of him in such capacities by the Company, faithfully, honestly, diligently and to the satisfaction of the Company. Said employment shall continue for additional periods of one (1) year each until termination by mutual consent, death, or by either party giving ninety (90) days written notice to either amend or terminate this Employment Agreement to the other party prior to the termination of any such one (1) year period.

3. In consideration whereof, the company promises and agrees to pay the Employee a base salary of FOUR HUNDRED AND FIFTY THOUSAND AND 00/100 DOLLARS ($450,000.00) per year, payable from time to time during each employment year.

4. In consideration of this Employment Agreement, if the Employee dies while in the employ of the Company, the Company agrees to pay to the beneficiaries of the Employee as stipulated in his Will, or designated by written notice to the Company from the Employee during his lifetime, or designated by operation of law if the Employee dies intestate, one hundred percent (100%) of the base salary stated above for a period of five (5) years following the decease of said Employee; said sum to be payable in quarterly installments to said beneficiaries of said deceased Employee.

5. It is mutually agreed by and between the parties hereto that the Company may cancel or terminate this Employment Agreement at any time prior to the expiration of said one (1) year period, or any renewal thereof, without notice, for any conduct on the part of the Employee which injures the Company’s business, such as, but not limited to, intemperance, negligence, failure to follow instructions or perform and fulfill the obligations on the Employee’s part to be performed hereunder to the satisfaction of the Company.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

FOREST CITY ENTERPRISES, INC.

By:
CHARLES A. RATNER, President

By:
THOMAS G. SMITH, Secretary

RONALD A. RATNER, Employee